Exhibit 21



                             Belair Capital Fund LLC
                                  Subsidiaries


         Name                                    Jurisdiction of Incorporation
         ----                                    -----------------------------

Belair Real Estate Corporation                             Delaware

Belair Real Estate Subsidiary LLC                          Delaware

Bel Residential Properties Trust                           Maryland